CLASS C DISTRIBUTION PLAN
SECURITY INCOME FUND

1.
The Plan.  This Distribution Plan (the “Plan”), amended and restated as of November 10, 2009, provides for the financing by Security Income Fund (the “Fund”) of activities which are, or may be deemed to be, primarily intended to result in the sale of class C shares of the Fund (hereinafter called “distribution-related activities”) with respect to those Series of the Fund set forth in Appendix A to the Plan (referred to herein as the “Series”).  Appendix A, as it may be amended from time to time, is incorporated herein by reference.  The principal purpose of this Plan is to enable the Fund to supplement expenditures by the distributor(s) of its shares (the “Distributor”) for distribution-related activities.  This Plan is intended to comply with the requirements of Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940 (the “1940 Act”).

The Board of Directors, in considering whether the Fund should implement the Plan, has requested and evaluated such information as it deemed necessary to make an informed determination as to whether the Plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Fund for such purposes.

In voting to approve the implementation of the Plan, the Directors have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Series and its shareholders.

2.         Covered Expenses.

(a)
The Fund may make payments under this Plan, or any agreement relating to the implementation of this Plan, in connection with any activities or expenses primarily intended to result in the sale of Class C shares of the Series, including, but not limited to, the following distribution-related activities:

(i)	Preparation, printing and distribution of the Prospectus and Statement of Additional Information and any supplement thereto used in connection with the offering of Series’ shares to the public;

(ii)	Printing of additional copies for use by the Distributor as sales literature, of reports and other communications which were prepared by the Fund for distribution to existing shareholders;

(iii)	Preparation, printing and distribution of any other sales literature used in connection with the offering of Series’ shares to the public;

(iv)	Expenses incurred in advertising, promoting and selling shares of the Series to the public;

(v)
Any Shareholder Service Fees paid by the Distributor to securities dealers who have executed a Dealer’s Distribution Agreement with the Distributor, or any Shareholder Service Fees paid to entities that have executed a Shareholder Service Agreement with the Distributor (collectively, the “Agreement”).  Shareholder Service Fees shall include fees for account maintenance and personal service to shareholders, including, but not limited to, answering routine customer inquiries regarding the Fund, assisting customers in changing dividend options, account designations and addresses, and in enrolling into any of several special investment plans offered in connection with the purchase of the Fund’s shares, assisting in the establishment and maintenance of customer accounts and records and in the processing of purchase and redemption transactions, investing dividends and capital gains distributions automatically in shares, providing sub-administration and/or sub-transfer agency services for the benefit of the Fund and providing such other services as the Fund or the customer may reasonably request;

(vi)	Commissions to sales personnel for selling shares of the Series and interest expenses related thereto; and

(vii)
Expenses incurred in promoting sales of shares of the Fund by securities dealers, including the costs of preparation of materials for presentations, travel expenses, costs of entertainment, and other expenses incurred in connection with promoting sales of Series shares by dealers.

(b)
Any payments for distribution-related activities shall be made pursuant to an Agreement.  As required by the Rule, each Agreement relating to the implementation of this Plan shall be in writing and subject to approval and termination pursuant to the provisions of Section 7 of this Plan.  However, this Plan shall not obligate the Fund or any other party to enter into such Agreement.

3.
Agreement with Distributor.  All payments to the Distributor pursuant to this Plan shall be subject to and be made in compliance with a written agreement between the Fund and the Distributor containing a provision that the Distributor shall furnish the Fund with quarterly written reports of the amounts expended and the purposes for which such expenditures were made and such other information relating to such expenditures or to the other distribution-related activities undertaken or proposed to be undertaken by the Distributor during such fiscal year under its Distribution Agreement with the Fund as the Fund may reasonably request.

4.
Dealer’s Distribution Agreement.  The Dealer’s Distribution Agreement and a Shareholder Service Agreement contemplated by paragraph 2(a)(v) above shall permit payment of Shareholder Service Fees only in accordance with the provisions of this paragraph and shall have the approval of the majority of the Board of Directors of the Fund, including the affirmative vote of a majority of those Directors who are not interested persons of the Fund  and who have no direct or indirect financial interest in the operation of the Plan or any agreement related to the Plan (“Independent Directors”), as required by the Rule. The Distributor may pay to the other party to any Agreement a Shareholder Service Fee for services provided by such other party.  Such Shareholder Service Fee shall be payable (a) for the first year, initially, in any amount equal to 0.25 percent annually of the aggregate net asset value of the shares purchased by such other party’s customers or clients, and (b) for each year thereafter, quarterly, in arrears in an amount equal to such percentage (not in excess of .000685 percent per day or 0.25 percent annually) of the aggregate net asset value of the shares held by such other party’s customers or clients at the close of business each day as determined from time to time by the Distributor.   The  shareholder services contemplated hereby shall include, but are not limited to, answering routine customer inquiries regarding the Fund, assisting customers in changing dividend options, account designations and addresses, and in enrolling into any of several special investment plans offered in connection with the purchase of the Fund’s shares, assisting in the establishment and maintenance of customer accounts and records and in the processing of purchase and redemption transactions, investing dividends and capital gains distributions automatically in shares, providing sub-administration and/or sub-transfer agency services for the benefit of the Fund and providing such other services as the Fund or the customer may reasonably request.

5.
Limitations on Covered Expenses.  The basic limitation on the expenses incurred by each Series of the Fund identified in Appendix A under Section 2 of this Plan (including Shareholder Service Fees) in any fiscal year of the Fund shall be one percent (1.00%) of the Fund’s average daily net assets for such fiscal year.  The payments to be paid pursuant to this Plan shall be calculated and accrued daily and paid monthly or at such other intervals as the Directors shall determine, subject to any applicable restrictions imposed by the Financial Industry Regulatory Authority.

6.
Independent Directors.  While this Plan is in effect, the selection and nomination of Independent Directors of the Fund shall be committed to the discretion of the Independent Directors.  Nothing herein shall prevent the involvement of others in such selection and nomination if the final decision on any such selection and nomination is approved by a majority of the Independent Directors.

7.	Effectiveness, Continuation, Termination and Amendment. This Plan and each Agreement relating to the implementation of this Plan shall go into effect when approved.

(a)
By vote of the Fund’s Directors, including the affirmative vote of a majority of the Independent Directors, cast in person at a meeting called for the purpose of voting on the Plan or the Agreement; and

(b)	Upon the effectiveness of an amendment to the Fund’s registration statement, reflecting this Plan, filed with the Securities and Exchange Commission under the Securities Act of 1933.

This Plan and any Agreements relating to the implementation of this Plan shall, unless terminated as hereinafter provided, continue in effect from year to year only so long as such continuance is specifically approved at least annually by vote of the Fund’s Directors, including the affirmative vote of a majority of its Independent Directors, cast in person at a meeting called for the purpose of voting on such continuance.  This Plan and any Agreements relating to the implementation of this Plan may be terminated, in the case of the plan, at any time or, in the case of any agreements upon not more than sixty (60) days’ written notice to any other party to the Agreement by vote of a majority of the Independent Directors or by the vote of the holders of a majority of the outstanding voting securities of the Fund.  Any Agreement relating to the implementation of this Plan shall terminate automatically in the event it is assigned.  Any material amendment to this Plan shall require approval by vote of the Fund’s Directors, including the affirmative vote of a majority of the Independent Directors, cast in person at a meeting called for the purpose of voting on such amendment and, if such amendment materially increases the limitations on expenses payable under the Plan, it shall also require approval by a vote of holders of at least a majority of the outstanding voting securities of the Fund.  As applied to the Fund the phrase “majority of the outstanding voting securities” shall have the meaning specified in Section 2(a) of the 1940 Act.

In the event this Plan should be terminated by the shareholders or Directors of the Fund, the payments paid to the Distributor pursuant to the Plan up to the date of termination shall be retained by the Distributor.  Any expenses incurred by the Distributor in excess of those payments will be the sole responsibility of the Distributor.

8.
Records.  The Fund shall preserve copies of this Plan and any related Agreements and all reports made pursuant to Section 3 hereof, for a period of not less than six (6) years from the date of this Plan, any such Agreement or any such report, as the case may be, the first two years in an easily accessible place.

APPENDIX A

Series of Security Income Fund:

U.S. Intermediate Bond Series
High Yield Series